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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this ___ day of ___________, 1998 by and between Regions Financial Corporation, a Delaware corporation (hereinafter, "Regions"), and Barnett Grace (hereinafter, "Executive"), to be effective as of the Effective Date, as defined in Section 1.

                                   BACKGROUND

        Executive is the Chairman, President, and Chief Executive Officer of First Commercial Corporation, an Arkansas corporation ("First Commercial"). Pursuant to an Agreement and Plan of Merger, dated as of February 8, 1998 (the "Merger Agreement"), First Commercial will be acquired by Regions (the "Merger").

        Regions desires to retain Executive from and after the Merger as an officer of Regions or its affiliates, and Executive is willing to serve as such, all in accordance with the terms and conditions of this Agreement.

        Executive and First Commercial are parties to that certain Agreement, dated as of December 23, 1996, which provides certain benefits to Executive in the event of his termination of employment following a change of control of First Commercial (the "Prior Agreement"). The Prior Agreement will be superseded in its entirety by this Agreement.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effective Date. The effective date of this Agreement (the "Effective Date") will be the date on which the effective time of the Merger occurs.

         2. Employment. As of the Effective Date, Executive will be employed in the capacity of Regional President of Regions' operations in Arkansas, Texas, Oklahoma and the Memphis area of Tennessee, and will serve as a member of Regions' Executive Council. Executive's responsibilities under this Agreement shall be in accordance with the policies and objectives established by the Board of Directors of Regions (the "Board") and Executive will report directly to the Chief Executive Officer of Regions.

        3. Employment Period. This Agreement will begin on the Effective Date and, unless earlier terminated in accordance with Section 6 hereof, will expire on the third anniversary of the Effective Date (the "Employment Period").

        4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of Regions and, to


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the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it will not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of Regions in accordance with this Agreement.

         5. Compensation and Benefits.

            (a) Base Salary. During the Employment Period, Regions will pay to Executive a base salary in the amount of $435,000 per year ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Regions' payroll practices from time to time. The Base Salary will be increased as of January 1 of each calendar year during the term of this Agreement by a percentage at least equal to the average percentage increase in annual base salary paid to Regions' top three executive officers (other than Executive and Carl E. Jones, Jr.), calculated for each year on a compounded basis.

            (b) Incentive, Savings and Retirement Plans. During the
Employment Period, Executive will be entitled to participate in all executive incentive compensation and bonus programs (including stock option, performance share and restricted stock grants), and savings and retirement plans (except the Regions Profit Sharing Plan during 1999), practices, policies and programs, applicable generally to senior executive officers of Regions holding comparable positions ("Peer Executives"), and on the same basis as Peer Executives. Without limiting the foregoing, the following shall apply:

                (i) during the Employment Period, Executive will be entitled to an annual bonus of not less than $340,000, provided, however, that for 1999 the annual bonus shall be not less than $400,900;

                (ii) effective as of the Effective Date, Executive shall be granted under the Regions 1991 Long-Term Incentive Plan, as amended (the "Incentive Plan"), a restricted stock award (having terms and conditions that are no less favorable than those applicable to grants made to Peer Executives) covering a number of shares of Regions common stock (rounded to the nearest whole number of shares), having a fair market value on the Effective Date of $2,750,000 (the "Restricted Stock"), which shares will vest in equal installments on the first, second and third anniversaries of the Effective Date, or upon a Change of Control of Regions (as defined in the Incentive Plan) or the death or Disability of Executive, if earlier;

                (iii) on the Effective Date, Executive shall be granted under the Incentive Plan options to acquire 35,000 shares of Regions common \ stock (the "Options"), which Options will have a per-share exercise price equal to the fair market value of Regions common stock on the date of grant, a term of ten years and terms and conditions that are no less favorable than those applicable to grants made to Peer Executives. The Options will vest and become exercisable in full on the first anniversary of the Effective Date or, if a Change of Control of Regions (as defined in the Incentive Plan) shall have occurred before the first

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anniversary of the Effective Date or, in the event of Executive's death or
Disability before such date, the Options will vest and become exercisable in full on the date of such Change of Control or death or Disability; and

                  (iv) during the Employment Period, Executive will be granted under the Incentive Plan performance share awards in amounts and having terms that are comparable to performance shares awards to Peer Executives.

               (c) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by Regions and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Regions Welfare Plans") to the extent applicable generally to Peer Executives.

               (d) Expenses. During the Employment Period, Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of Regions and its affiliated companies to the extent applicable generally to Peer Executives.

               (e) Fringe Benefits. During the Employment Period, Executive will be entitled to fringe benefits in accordance with the plans, practices, programs and policies of Regions and its affiliated companies in effect for Peer Executives.

               (f) Vacation. During the Employment Period, Executive will be entitled to paid vacation in accordance with the plans, policies, programs and practices of Regions and its affiliated companies as in effect generally with respect to Peer Executives.

               (g) Change of Control Agreement. If, on or after the Effective Date, Regions has or enters into an agreement (or agreements) with one or more members of Region's Executive Council that provides for the payment of severance benefits in the event of a termination of employment in connection with a "change of control" of Regions, Regions shall, at the election of Executive, enter into a substantially identical agreement with Executive (the "Change of Control Agreement"); provided, however, that (a) severance benefits provided to Executive under any such Change of Control Agreement shall be reduced by any severance benefits paid under this Agreement, and (b) no Gross-Up Payment under the provisions of Section 8 hereof shall be made with respect to the benefits provided under any such agreement.

               (h) Past Service Credit. Executive shall be given full credit for Executive's years of service with First Commercial for all purposes (other than for benefit accrual purposes) under the plans, programs, policies, agreements and practices covering Executive pursuant to this Section 5 to the extent of Executive's service credit under comparable programs, policies, agreements and practices of First Commercial. Regions shall cause the Regions Welfare Plans to
(i) waive, with respect to Executive, any waiting period and

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restrictions and limitations for preexisting conditions or insurability, and
(ii) credit Executive with any deductible, co-payment, co-insurance, or maximum out-of-pocket payments made by Executive under First Commercial's welfare plans so as to reduce the amount of any deductible, co-payment, co-insurance or maximum out-of-pocket payments payable by Executive under the Regions Welfare Plans.

         6. Termination of Employment.

            (a) Death or Disability. Executive's employment will terminate automatically upon Executive's death during the Employment Period. If Regions determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 12(d) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment will terminate effective on the 30th day after receipt by Executive of such written notice (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means the existence of any physical or mental condition of Executive that results in his receipt of long-term disability benefits under Regions' long term disability plan.

            (b) Termination for Cause. Regions may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means:

                (i) the willful and continued failure of Executive to substantially perform Executive's duties with Regions (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties;

                (ii) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to Regions;

                (iii) personal dishonesty or breach of fiduciary duty to Regions that in either case results or was intended to result in personal profit\ to Executive at the expense of Regions; or

                (iv)  willful violation of any law, rule or regulation
(other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to Regions.

            For purposes of the preceding clauses, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of Regions. Any act, or failure to act, based upon prior approval given by the Board or upon the instructions or with the approval of Executive's superior or based upon the advice


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of counsel for Regions, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Regions. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in clause (i), (ii), (iii), or (iv) above, and specifying the particulars there of in detail.

               (c) Termination for Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence during the Employment Period of any of the following events:

                   (i) the assignment to Executive, without his written consent, of any duties inconsistent in any material respect with Executive's position, authority, duties or responsibilities on the Effective Date or any other action by Regions that results in a diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by Regions promptly after receipt of notice thereof given by Executive;

                   (ii) a reduction by Regions in Executive's annual Base Salary at the rate in effect on the Effective Date or as the same may be increased from time to time;

                   (iii) Region's requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive's office or location on the Effective Date;

                   (iv) the failure by Regions (a) to continue in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants;

                   (v) the failure by Regions to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Regions' pension, life insurance, medical, health and accident, disability or other welfare plans in which Executive was participating on the Effective Date;

                   (vi) the failure by Regions to pay to Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to Executive; or

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                (vii) the failure by Regions to honor all the terms and
provisions of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Regions promptly after receipt of notice thereof given by Executive.

            (d) Notice of Termination. Any termination of Executive's employment for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specifies the termination date (which date shall be not less than 60 days after the giving of such notice). If a dispute exists concerning the provisions of this Agreement that apply to Executive's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Termination of Executive's employment shall occur on the specified Date of Termination even if there is a dispute between the parties relating to the provisions of this Agreement that apply to such termination. The failure by Executive or Regions to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of Executive or Regions, respectively, hereunder or preclude Executive or Regions, respectively, from asserting such fact or circumstance in enforcing Executive's or Regions' rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by Regions other than by reason of death or Disability, the date specified in the Notice of Termination, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

         7. Obligations of Regions upon Termination.

            (a) Termination During First Year of Employment Period. If, prior to the first anniversary of the Effective Date, Executive's employment is terminated by Regions without Cause or by Executive with or without Good Reason (and in either case, other than by reason of Executive's death or Disability), then in consideration of Executive's services rendered prior to such termination:

                (i) Lump-Sum Severance Payment. In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Regions shall pay to Executive a lump sum severance payment, in cash, without discount, equal to three (3) times the sum of (A) Executive's annual Base Salary at the rate in effect immediately prior to the Date of Termination (not taking into account any reduction in Base Salary that would

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constitute "Good Reason"), and (B) Executive's Average Bonus as defined below.
For purposes of this Agreement, Executive's "Average Bonus" means the average of Executive's annual bonuses paid prior to the Effective Date and/or hereunder for the two fiscal years during which Executive has been employed by Regions or First Commercial immediately preceding the fiscal year in which the Date of Termination occurs;

                  (ii) Vesting of Options. Any and all options to purchase common stock of Regions then held by Executive will, to the extent not already vested, become vested and exercisable in full as of the Date of Termination, and any provision contained in the agreement(s) under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; provided, however, that no such accelerated vesting shall apply to options that were not converted from First Commercial options in connection with the Merger if, prior to the first anniversary of the Effective Date, Executive is terminated for Cause or Executive voluntarily terminates employment hereunder without Good Reason;

                  (iii) Vesting of Restricted Stock. Any and all restrictions applicable to awards of restricted stock of Regions then held by Executive shall lapse upon the Date of Termination, and any provision contained in the agreement(s) under which such restricted stock awards were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration of vesting; provided, however, that such accelerated lapse of restrictions shall not apply if, prior to the first anniversary of the Effective Date, Executive is terminated for Cause or Executive voluntarily terminates employment hereunder without Good Reason;

                  (iv) Continued Benefits. For a thirty-six (36) month period (or, if less, the number of months from the Date of Termination until the date Executive will reach age sixty-five (65)) after the Date of Termination (the "Benefits Period"), Regions shall provide Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially similar in all respects to those that Executive was receiving immediately prior to the Date of Termination (not taking into account any reduction in such Welfare Benefits that would constitute "Good Reason"). During the Benefits Period, Executive will be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by Regions to Executive to the same extent that actively employed senior executives of Regions are permitted to make such changes; provided, however, that in the event of any such changes Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive of Regions by reason of making the same changes in his level of coverage or coverage options;

                  (v) Retirement Benefits. In addition to the retirement benefits to which Executive is entitled under the First Commercial Corporation Retirement Plan and any successor plans thereto (the "FCC Pension Plan") and the First Commercial Corporation Supplemental Executive Retirement Plan for Executive (the "FCC Supplemental Plan"),

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Regions shall pay Executive a lump sum amount, in cash, equal to the actuarial equivalent of the excess of (x) the total retirement pension (determined as a straight life annuity commencing at the earliest age at which Executive may commence retirement and become entitled to an unreduced pension under the FCC Pension Plan ("normal retirement age") or, if later, the first day of the first month after the Date of Termination) that Executive would have accrued under the terms of the FCC Pension Plan and the FCC Supplemental Plan, determined as if Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months (or such lesser number of months until Executive will attain age sixty-five (65)) of service credit thereunder at Executive's annual Base Salary in effect at the Date of Termination, and (y) the retirement pension (determined as a straight life annuity commencing at normal retirement age) that Executive had accrued pursuant to the provisions of the FCC Pension Plan and the FCC Supplemental Plan as of the Date of Termination. For purposes of this Section 7(a)(v), (A) "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the FCC Pension Plan immediately prior to the Effective Date; and (B) the lump-sum payment provided for by the foregoing provisions of this Section 7(a)(v) shall be calculated, for purposes of this Section 7(a)(v), as if the FCC Pension Plan and the FCC Supplemental Plan continued in effect during the thirty-six (36) month period referred to in the preceding sentence under the same terms as in effect immediately prior to the Effective Date notwithstanding any amendment or termination of such plans on or after the Effective Date; and

                  (v) Other Benefits. To the extent not theretofore paid or provided, Regions shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Regions and its affiliated companies (such other amounts and benefits will be hereinafter referred to as the "Other Benefits").

              (b) Termination During Second or Third Year of Employment Period.

                  (i) Good Reason; Other than for Cause. If, on or after the first anniversary of the Effective Date and during the Employment Period, Executive's employment is terminated by Regions without Cause or by Executive for Good Reason, then in consideration of Executive's services rendered prior to such termination, (A) Executive will be entitled to each of the benefits described in Section 7(a) above, (B) any and all options to purchase common stock of Regions then held by Executive will, to the extent not already vested, become vested and exercisable in full as of the Date of Termination, and any provision contained in the agreement(s) under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration, and (C) any and all restrictions applicable to awards of restricted stock of Regions then held by Executive will lapse upon the Date of Termination, and any provision contained in the agreement(s) under which such restricted stock awards were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration of vesting.

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                (ii) Voluntary Resignation other than for Good Reason. If, during the two-year period immediately following the first anniversary of the Effective Date, Executive's employment is terminated by Executive other than for Good Reason, then in consideration of Executive's services rendered prior to such termination, Regions shall pay to Executive a lump sum severance payment, in cash, without discount, equal to the sum of (A) the product of (w) the number of days remaining in the Employment Period from and after the Date of Termination (the "Remaining Employment Period"), and (x) Executive's Base Salary at the rate in effect immediately prior to the Date of Termination divided by 365; plus (B) the product of (y) the number of days in the Remaining Employment Period, and (z) Executive's Average Annual Bonus divided by 365.

            (c) Death. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement will terminate without further obligations to Executive's legal representatives under this Agreement, other than for payment of the sum of (i) Accrued Compensation (as defined below), the vesting of stock options and restricted stock, and the timely payment or provision of Other Benefits, including without limitation any death benefits to which Executive is then entitled. For purposes of the Agreement, "Accrued Compensation" means all amounts of compensation for services rendered by Executive to Regions or any affiliate that have been earned or accrued through the Date of Termination but that have not been paid as of the Date of Termination, including (i) Base Salary, (ii) reimbursement (in accordance with Regions' expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of Regions during the period ending on the Date of Termination, (iii) vacation pay, and (iv) bonuses and incentive compensation. Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

            (d) Disability. If Executive's employment is terminated by reason of Executive's Disability during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Compensation, the vesting of stock options and restricted stock, and the timely payment or provision of Other Benefits, including without limitation any disability benefits to which Executive is then entitled. Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

            (e) Cause. If Executive's employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. In such case, all Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

         8. Certain Additional Payments by Regions. In the event that, (i) Executive becomes entitled to severance benefits or any other benefits or payments in connection with the


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Merger, whether pursuant to the terms of this Agreement or otherwise
(collectively, the "Total Benefits") and (ii) any of the Total Benefits will be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code ("Excise Tax"), Regions shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section, will be equal to the Total Benefits. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that will be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by Regions ("Tax Counsel") and reasonably acceptable to Executive are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Internal Revenue Code) with respect to the Merger. Notwithstanding anything herein, if and to the extent that the severance benefits or any other payments and benefits paid or provided pursuant to this Agreement (including but not limited to the accelerated vesting of options and shares of restricted stock as provided for hereunder) are treated as being in connection with a change of control, such payment and benefits shall be treated as being paid or provided in connection with the Merger and not with any subsequent change of control of Regions.

         For purposes of this Section, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the reduction in federal income taxes that could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Executive). Except as otherwise provided herein, all determinations required to be made under this Section shall be made by Tax Counsel.

         In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to Regions, at the time the amount of such reduction in Excise Tax is fully determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Regions shall make an additional Gross-Up Payment to Executive in respect of such excess (plus any interest,

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penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by Regions or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 12(j), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with Regions or any of its affiliated companies. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Regions or any of its affiliated companies at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         10. Full Settlement; Certain Legal Expenses.

         (a) Regions' obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Regions may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

         (b) Regions shall pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of a termination that entitles Executive to any payments under this Agreement including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Termination given hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as Regions reasonably may require.

         11. Assignment and Successors.

             (a) Executive. This Agreement is personal to Executive and without the prior written consent of Regions shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

             (b) Regions. This Agreement shall inure to the benefit of and be binding upon Regions and its successors and assigns.

             (c) Assumption by Successors. Regions will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Regions to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Regions would be required to perform it if no such succession had taken place. As used in this Agreement, "Regions" means Regions as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

         12. Miscellaneous.

             (a) Governing Law. Except to the extent preempted by federal law and without reference to principles of conflict of laws, the laws of the State of Arkansas will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

             (b) Captions. The captions in this Agreement are not part of the provisions hereof and shall have no force or effect.

             (c) Amendments and Modifications. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives, which writing makes specific reference to this Agreement.

             (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Regions:                      Regions Financial Corporation
                                    417 N. 20th Street
                                    Birmingham, Alabama 35203
                                    Attention: General Counsel

If to Executive:                    Barnett Grace

                                    --------------------------

                                    --------------------------

                                    --------------------------

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

               (e) Other Agents. Nothing in this Agreement is to be interpreted as limiting Regions from employing other personnel on such terms and conditions as may be satisfactory to it.

               (f) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.

               (g) Withholding. Regions may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (h) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

               (i) Reduction of Benefits By Legally Required Benefits. Notwithstanding any other provision of this Agreement to the contrary, if Regions is obligated by law to pay severance pay, a termination indemnity, notice pay, or the like, or if Regions is obligated by law to provide advance notice of separation ("Notice Period"), then any severance benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received with respect to any Notice Period.

               (j) Timing of Payments. The payments provided for in Sections 7 and 8 shall be made within 30 days after the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such date, Regions shall pay to Executive on such day an estimate, as determined in good faith by Regions, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B)of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the 45th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Regions to Executive, payable on the fifth (5th) business day after demand by Regions (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).

               (k) Entire Agreement; Termination of Prior Agreement. Except as provided herein, this Agreement contains the entire agreement between Regions and Executive with respect to the subject matter hereof (other than the Regions Change of Control Agreement) and it supersedes and invalidates any previous employment or severance agreements or contracts between them, including, without limitation, the Prior Agreement. No representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein shall be of any force or effect. In the event that the Effective Date does not occur, the Prior Agreement shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                                           REGIONS FINANCIAL CORPORATION

                                           By:
                                              -------------------------------
                                           Title:
                                                 ----------------------------

                                           EXECUTIVE:


                                           ------------------------------
                                           Barnett Grace